Exhibit 10.1






                                           July 1, 2005

Ms. Edie A. Garritano-Ames
10412 Whipple Street
Toluca Lake, CA 91602


Dear Edie:

We are pleased to confirm our offer of the position of President for Morton's of Chicago, Inc. (Morton's). Your annual salary will be $260,000.00 payable bi-weekly. A performance bonus, awarded at the discretion of the Board of Directors, will be paid annually. Your minimum bonus for 2005 will be $100,000 (prorated from your start date). You will be paid a car allowance of $500 per month. Expenses directly incurred in conjunction with Morton's business will be reimbursed consistent with policy. Your start date in your new position is expected to be no later than August 1, 2005.

At the first meeting of the Board of Directors, after your employment commences, 150,000 common units will be awarded at the then prevailing market price and consistent with the terms of the Morton's Restaurant Group, Inc. Plan.

Morton's offers medical, dental, life, accidental death and dismemberment, as well as short and long-term disability insurance for you and your eligible dependents. All such benefits will be made available consistent with company policy. You will be eligible to participate in our 401K Plan after you have completed one year of service.

You will be based in Chicago and bear all living and related expenses. Relocation benefits will be available consistent with Morton's policy. Morton's agrees to pay for relocation benefits including the real estate commission and closing costs related to the sale of your home. In addition, Morton's agrees to preserve a portion of the after-tax value of such by "grossing up" taxable relocation benefits, as may be required by law, to the actual amount necessary to preserve the after-tax value, or to an amount that in combination with all other relocation benefits paid does not exceed $75,000. The final amount due will be determined and paid to you within 30 days of the later of your actual relocation of your principal residence to Chicago or the completed sale of your home. It is anticipated that both the sale of your home and the purchase of a new principal residence in Chicago, IL will be promptly effected.

Should you voluntarily resign, or are terminated for cause, on or before the completion of one year of continuous service from the actual relocation of your principal residence, you will repay to Morton's the entire amount paid for such relocation benefits.

The conditions of Morton's Employee Handbook and related employment forms, documents, policies, etc. will continue to apply to you unless specifically varied in writing. Enclosed is Morton's New Hire Package. Please complete the forms contained therein and return directly to my attention.

This offer of employment is contingent upon successful completion of background and credit investigations and a screen for illegal drugs, as well as agreement to the Alternative dispute Resolution Policy and Substance Abuse Policy.

Congratulations! We know that your professionalism, experience and enthusiasm will significantly contribute to the continued success of Morton's.

Please sign and return a copy acknowledging your acceptance.

Thank you for your courtesy. If you have any questions or require further information, please contact me at 515/627-1515, by fax at 516/627-1898 or by e-mail at tbaldwin@mortons.com.

                                                 Very truly yours,

                                                 /S/ THOMAS J. BALDWIN
                                                 ---------------------
                                                 Thomas J. Baldwin
                                                 Executive Vice President
                                                 Chief Financial Officer


/S/ EDIE A. GARRITANO-AMES
--------------------------
Acknowledged and Agreed
Edie A. Garritano-Ames

TJB:dh
cc:      Allen J. Bernstein
         Klaus W. Fritsch



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